Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Strategic Allocation Portfolios, Inc.

We consent to the use of our report dated February 27, 2009, incorporated herein by reference, on ING Strategic Allocation Conservative Portfolio, ING Strategic Allocation Growth Portfolio, and ING Strategic Allocation Moderate Portfolio, each a series of ING Strategic Allocation Portfolios, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts
April 28, 2009